EXHIBIT 99
[logo of footstar]




Investor
Contact:  Carlos Alberini                   Media Contact:  Wendi Kopsick
          Sr. Vice President & CFO                          Jim Fingeroth
          Kathy Guinnessey                                  Kekst and Company
          Vice President, Finance                           (212) 521-4800
          Footstar, Inc.
          (201) 760-4008



                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                  FOOTSTAR ADOPTS SHAREHOLDER RIGHTS PLAN
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MAHWAH, NEW JERSEY, March 9, 1999-Footstar, Inc. (NYSE:FTS) today announced that its Board of Directors has approved the adoption of a Shareholder Rights Plan. The Plan is designed to ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to protect the Company and to protect the Company's shareholders from abusive takeover tactics. The rights will be issued on March 19, 1999 to shareholders of record on that date.

Under the Plan, preferred stock purchase rights will be distributed as a dividend to shareholders at the rate of one Right for each share of common stock outstanding. Initially, the rights are not exercisable. Upon a "trigger event," each Right entitles its holder (other than the holder who caused the trigger event) to purchase at an "Exercise Price" of $100 the equivalent of that number of shares of common stock of the Company worth twice the Exercise Price.

The Rights will be exercisable only if a person or group that is not currently a 15% shareholder acquires beneficial ownership of 15% or more of the Company's common stock. The Rights will not be triggered by a "Qualifying Offer" that provides that all shareholders will receive the same "fair" consideration and is for all outstanding shares not owned by the offerer, among other things. In addition, stock repurchases by the Company do not constitute a trigger event, under any circumstances. Shareholders who currently own more than 15% of the stock are "grandfathered" under the Plan, as long as they do not purchase additional shares.

Mickey Robinson, Chairman and Chief Executive Officer, commented, "Footstar's Shareholder Rights Plan has been carefully developed to serve the interests of our shareholders and ensure they receive the full value of their investment in the Company. Unlike almost all other Rights Plans, our Plan has a "chewable" feature that will permit offers that meet certain objective criteria designed to promote fairness for all shareholders. Therefore, our Plan will not prevent an acquisition of the Company on terms that the Board considers fair and in the best interests of all shareholders."

The Company will be entitled to Redeem the Rights at a price of $0.01 per Right at any time prior to the earlier of the trigger or expiration of the Rights.

Details of the Shareholder Rights Plan will be mailed to shareholders.

As of February 27, 1999, Footstar operated 569 Footaction stores, which sell branded athletic footwear and apparel, and 2,537 Meldisco leased footwear departments.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes not obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.

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